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                                                                 EXHIBIT 3(ii)

                       AMENDMENT TO ARTICLES OF INCORPORATION

                                         OF

                             ZEPPELIN PRODUCTION CORP.

                  (after payment of capital and issuance of stock)

     WE THE UNDERSIGNED, Officers of ZEPPELIN PRODUCTION CORP., ("the Corporation") hereby certify:

     1. The Board of Directors of the Corporation at a meeting of duly convened and held on February 21, 1998 adopted a resolution to amend the Articles of Incorporation as Originally filed and/or amended, which was duly approved by shareholders as follows:

     The former Article read:

     ARTICLE ONE. The name of the corporation is ZEPPELIN PRODUCTION CORP.

     Article One is superseded and replaced as follows:

     ARTICLE ONE. The name of the corporation is POWER TECHNOLOGY, INC.

     2. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1,500,000 of which 800,000, voted in favor; and the foregoing changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     /s/ J. Dan Sifford, Jr.                      /s/ William Stocker

     J. DAN SIFFORD JR.                           WILLIAM STOCKER
     VICE PRESIDENT                               ASSISTANT SECRETARY





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